Exhibit 2.9

US$330,000,000 Senior Secured Revolving Credit Facility Agreement

Dated 14 October 2014

(1)	Teekay Offshore Partners L.P.

(as Borrower)

(2)	DNB Capital LLC

Nordea Bank Finland Plc, New York Branch

Scotiabank Europe plc

ABN AMRO Capital USA LLC

BNP Paribas

Swedbank AB (publ)

and others

(as Lenders)

(3)	DNB Markets, Inc.

Nordea Bank Finland Plc, New York Branch

Scotiabank Europe plc

ABN AMRO Capital USA LLC

BNP Paribas

Swedbank AB (publ)

and others

(as Mandated Lead Arrangers)

(4)	DNB Markets, Inc.

Nordea Bank Finland Plc, New York Branch

(as Bookrunners)

(5)	DNB Bank ASA, New York Branch

(as Agent)

Contents

		Page
1	Definitions and Interpretation	1

2	The Loan and its Purposes	20

3	Conditions of Utilisation	21

4	Advance	24

5	Repayment	25

6	Prepayment	25

7	Interest	26

8	Indemnities	28

9	Fees	34

10	Security and Application of Moneys	35

11	Representations and Warranties	37

12	Undertakings and Covenants	41

13	Events of Default	48

14	Assignment and Sub-Participation	52

15	The Agent and the Lenders	54

16	Set-Off	67

17	Payments	67

18	Notices	69

19	Partial Invalidity	71

20	Remedies and Waivers	71

21	Miscellaneous	71

22	Confidentiality	72

23	Law and Jurisdiction	75

Schedule 1	Part I: The Lenders and the Commitments	77
	Part II: Mandated Lead Arrangers	80

Schedule 2	Conditions Precedent and Subsequent	82
	Part I (A): Conditions precedent to First Drawdown Date	82
	Part I (B): Conditions precedent to subsequent Drawdown Dates	85
	Part II: Conditions subsequent to the First Drawdown Date	86

Loan Agreement

Dated 14 October 2014

Between:

(1)

Teekay Offshore Partners L.P., a limited partnership formed and existing under the laws of the Republic of the Marshall Islands whose registered office is at The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands, MH96960 (the “Borrower”); and

(2)

The banks, financial institutions and other institutional lenders listed in Schedule 1, Part I each acting through its office at the address indicated against its name in Schedule 1, Part I (together the “Lenders” and each a “Lender”); and

(3)

The entities listed in Schedule 1, Part II, each acting through its office at the address indicated against its name in Schedule 1, Part II, acting as mandated lead arrangers (in that capacity each an “MLA” and together the “MLAs”); and

(4)

DNB Markets, Inc., acting through its office at 200 Park Avenue, New York, NY10166-0396, United States of America and Nordea Bank Finland Plc, New York Branch acting through its office at 437 Madison Avenue, 21st Floor, New York, NY10022, United States of America (in that capacity each a “Bookrunner” and together the “Bookrunners”); and

(5)

DNB Bank ASA, New York Branch, acting as agent and security trustee through its office at 200 Park Avenue, New York, NY10166-0396, United States of America acting as agent and security trustee (in that capacity the “Agent”); and

Whereas:

Each of the Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, a revolving credit facility in an amount of three hundred and thirty million Dollars ($330,000,000)) to assist the Borrower to refinance the Existing Loans and for general working capital purposes.

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt originations of A+ or higher by Standard & Poor’s Ranking Services or Fitch Ratings Ltd or A1 or higher by Moody’s Investors Services Limited or a comparable rating from an internationally recognised credit rating agency.

“Accounts” means the consolidated financial accounts of the Borrower to be provided to the Agent pursuant to Clauses 12.1.1 and Clause 12.1.3.

“Account Holders” means DNB Bank ASA, New York Branch and DNB Bank ASA, Oslo Branch each in its capacity as account bank and “Account Holder” means either one of them.

“Account Security Deeds” means the account security deeds over the Earnings Accounts granted by the Collateral Owners, referred to in Clause 10.1.4.

“Affiliate” means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

“Approved Broker” means Fearnleys, RS Platou, H. Clarkson & Co. Ltd, Simpson Spence & Young Shipbrokers Ltd. and P. F. Bassoe AS or such other reputable and independent consultancy or ship broker firm approved by the Agent (acting on the instructions of the Majority Lenders).

“Approved Managers” means any member of the Group or the Teekay Group, or such other commercial and/or technical managers of the Collateral Vessels nominated by the Borrower as the Agent may approve (acting on the instructions of the Majority Lenders).

“Assignments” means all the forms of assignment referred to in Clause 10.1.2 and “Assignment” means any one of them.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Break Costs” means all sums payable by the Borrower from time to time under Clause 8.3.

“Business Day” means a day on which banks are open for business of a nature contemplated by this Agreement (and not authorised by law to close) in New York, London, Oslo and Paris.

“Change of Control” means:

(a)	in relation to the Borrower:

(i)	where all management powers over the business and affairs of the Borrower are vested exclusively in its general partner:

(A)	Teekay ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights in Teekay Offshore GP LLC; or

(B)	Teekay Offshore GP LLC ceases to be the general partner of the Borrower; or

(ii)

where all management powers over the business and affairs of the Borrower are vested exclusively in the board of directors of the Borrower, Teekay ceases to be the holder, directly or indirectly, of a minimum of fifty per cent (50%) of the voting rights to elect the members of that board of directors or of the voting rights to elect a minimum of fifty per cent (50%) of that board of directors; and

(b)

in relation to any other Security Party, where there is a change in the legal or beneficial ownership of any such company from that previously advised to the Agent unless following such change the legal and beneficial ownership of that company remains, directly or indirectly, in the ownership of a member of the Group or, in the case of Petrojarl UK, either the Group or the Teekay Group.

“Charged Property” means all of the assets of the Security Parties which from time to time are, or are expressed to be, the subject of the Security Documents.

“Charters” means the Head Charters and the Sub-Charters and each a “Charter”.

“Code” means the US Internal Revenue Code of 1986.

“Collateral Owners” means the companies listed in Schedule 7, being the owners of the Collateral Vessels and “Collateral Owner” means either one of them.

“Collateral Vessels” means the vessels listed in Schedule 6, each registered under the flag and in the name and ownership of the Collateral Owner indicated in that Schedule and “Collateral Vessel” means any one of them.

“Commitment” means, in relation to each Lender, the aggregate amount of the Loan which that Lender agrees to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1, Part I and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Commitment Commission” means the commitment commission to be paid by the Borrower to the Agent on behalf of the Lenders pursuant to Clause 9.

“Commitment Termination Date” means the date being three (3) months before the Maturity Date or such later date as the Lenders may in their discretion agree.

“Companies” means each ISM Company and each ISPS Company (each a “Company”).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5.

“Confidential Information” means all information relating to any Security Party, any other member of the Group, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:

(a)	any Security Party, any other member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Security Party, any other member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 22; or

(ii)	is identified in writing at the time of delivery as non-confidential by any Security Party, any other member of the Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Security Party or any other member of the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Deeds of Covenants” means the deeds of covenants referred to in Clause 10.1.1 and “Deed of Covenant” means any one of them.

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Drawing available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the relevant Drawing available) by the Drawdown Date in accordance with Clause 4.2 or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollars”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which a Drawing is advanced under Clause 4.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3.

“Drawing” means any one amount advanced or to be advanced pursuant to a Drawdown Notice or, where the context permits, the amount advanced and for the time being outstanding and “Drawings” means more than one of them.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of a Collateral Owner and/or a Head Charterer in respect of a Collateral Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Collateral Vessel.

“Earnings Accounts” means together the bank account numbered 15760001 in the name of TNOL with the relevant Account Holder and designated “TNOL - Earnings Account” and the bank account numbered 50010443102 in the name of NOL with the relevant Account Holder and designated “NOL - Earnings Account”.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

“Environmental Claim” means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals.

“Environmental Incident” means:

(a)

any release, emission, spill or discharge from a Collateral Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Collateral Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Collateral Vessel and which involves a collision between a Collateral Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Collateral Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Collateral Vessel and/or any Security Party and/or any operator or manager of a Collateral Vessel or any of its officers or employees is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Collateral Vessel and in connection with which a Collateral Vessel is actually or potentially liable to be arrested and/or where any Security Party and/or any operator or manager of a Collateral Vessel or any of its officers or employees is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Laws” means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.

“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

“Event of Default” means any of the events or circumstances set out in Clause 13.1.

“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.

“Existing Loan Agreements” means (i) the $940,000,000 secured reducing revolving credit facility agreement dated 2 October 2006 (as amended and/or supplemented from time to time) made between Teekay Offshore Operating L.P. as borrower, the banks listed in Schedule 1 thereto as lenders, DNB Bank ASA (formerly known as DnB NOR Bank ASA) as agent, DNB Bank ASA (formerly known as DnB NOR Bank ASA), Nordea Bank Norge ASA, New York Branch and BNP Paribas (as legal successor to Fortis Capital Corp.) as mandated lead arrangers, DNB Bank ASA (formerly known as DnB NOR Bank ASA) and Nordea Bank Norge ASA, New York Branch as bookrunners and Commerzbank Aktiengesellschaft (as legal successor to Deutsche Schiffsbank AG by way of merger by absorption) as security agent and (ii) the $455,000,000 (reduced from an initial $550,000,000) amended and restated secured reducing revolving credit facility agreement dated 26 June 2003 (as further amended and restated and/or supplemented from time to time) made between Norsk Teekay Holdings Ltd. as borrower, the banks referred to therein as lenders, the banks referred to therein as mandated lead arrangers, Citigroup Global Markets Limited and DNB Bank ASA (formerly known as DnB NOR Bank ASA) as book runners and DNB Bank ASA (formerly known as DnB NOR Bank ASA) as security trustee.

“Existing Loans” means the aggregate amount advanced and outstanding under the Existing Loan Agreements on the First Drawdown Date.

“Facility” means the reducing revolving credit facility made available by the Lenders to the Borrower pursuant to this Agreement.

“Facility Office” means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Facility Period” means the period beginning on the Execution Date and ending on the date when the whole of the Indebtedness has been repaid in full, all commitments have been terminated and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fair Market Value” means the average of two (2) Valuations of the fair market value of a Collateral Vessel obtained from two (2) Approved Brokers (selected by the Borrower), each addressed to the Agent.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Borrower and the Agent setting out any of the fees referred to in Clause 9.

“FICBV” means Fronape International Company B.V. of 3rd Floor, Weena 722, Rotterdam, 3014 DA, Netherlands.

“Finance Documents” means this Agreement, the Security Documents, the Fee Letter and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the MLAs, the Bookrunners and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share to the extent such shares can be redeemed before the Maturity Date;

(e)	any finance or capital lease;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)

any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(h)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (i) above.

“First Drawdown Date” means the date on which the first Drawing is advanced under Clause 4.

“Free Liquidity” means cash, cash equivalents and marketable securities of maturities less than one (1) year to which the Group shall have free, immediate and direct access each as reflected in the Borrower’s most recent quarterly management accounts forming part of the Accounts.

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” means the Borrower and all of its Subsidiaries.

“Guarantee” means the guarantee and indemnity from each of the Collateral Owners referred to in Clause 10.1.3.

“Head Charter Rights” in relation to certain Collateral Vessels means all rights and benefits accruing to the Collateral Owner of that Collateral Vessel under or pursuant to the relevant Head Charter and not forming part of the Earnings.

“Head Charters” means the charters identified in Schedule 6 for certain of the Collateral Vessels only with at any relevant time more than thirty six (36) months remaining and entered into between the relevant Collateral Owner and the relevant Head Charterer, and each a “Head Charter”.

“Head Charterer” in respect of certain Collateral Vessels only, means either UNS, TKN, Petrojarl UK or TNOL as identified against the names of the relevant Collateral Vessels in Schedule 6.

“Holding Company” means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the Borrower to any of the Finance Parties under all or any of the Finance Documents.

“Initial Reduction Amounts” means the amount of sixteen million five hundred thousand Dollars ($16,500,000) by which the Maximum Amount shall be reduced on each Reduction Date and “Initial Reduction Amount” means any one of them.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (i); or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Collateral Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.6.

“Interest Period” means each period for the payment of interest selected by the Borrower or agreed by the Agent pursuant to Clause 7.

“Interpolated Screen Rate” means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period,

each as of 11.00 a.m. London time on the Quotation Day.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Collateral Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Collateral Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Collateral Vessel issued under the ISPS Code.

“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

“LIBOR” means, in relation to any Drawing:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate for that Drawing; or

(c)	if:

(i)	no Screen Rate is available; or

(ii)	no Screen Rate is available for the relevant Interest Period and it is not possible to calculate an Interpolated Screen Rate for that Drawing;

the Reference Bank Rate,

as of, in case of paragraphs (a) and (b) above, 11.00 a.m. London time on the Quotation Day for the offering of deposits in Dollars and for a period equal in length to the relevant Interest Period, provided that if any such rate is below zero, LIBOR will be deemed to be zero.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

“Loan Outstandings” means the amount of any Drawings made and outstanding at any relevant time, to the extent not reduced by repayments, prepayments, cancellations and voluntary reductions.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate equal to or greater than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

“Management Agreements” means the agreement(s) for the commercial and/or technical management of the Collateral Vessels entered into between (i) the Collateral Owners or the Head Charterers and (ii) any Approved Managers which are not members of the Group or the Teekay Group.

“Managers’ Confirmations” means the written confirmation of any Approved Managers which are not members of the Group or the Teekay Group that throughout the Facility Period unless otherwise agreed by the Agent:

(a)	they will not, without the prior written consent of the Agent, subcontract or delegate the commercial or technical management of the Collateral Vessels (as the case may be) to any third party; and

(b)

following the occurrence of an Event of Default which is continuing unremedied and unwaived, all claims of the Approved Managers against the Collateral Owners and/or the Head Charterer (less any agreed reasonable deductible) shall be subordinated to the claims of the Finance Parties under the Finance Documents.

“Margin” means two point two five per cent (2.25%) per annum.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of the Group;

(b)	the ability of any Security Party to perform and comply with its obligations under any Security Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Security Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Security Document or the priority and ranking of any such security,

provided that, in determining whether any of the foregoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the Group taken as a whole and (y) the ability of the Borrower and the Collateral Owners to perform each of their obligations under the Security Documents.

“Maturity Date” means the earlier of (i) the date falling five (5) years after the First Drawdown Date and (ii) 30 September 2019.

“Maximum Amount” means three hundred and thirty million Dollars ($330,000,000), as reduced from time to time in accordance with the provisions of this Agreement.

“Mortgages” means the first priority statutory or first preferred mortgages (as the case may be) referred to in Clause 10.1.1 together with the Deeds of Covenants (if applicable) and “Mortgage” means any one of them.

“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)	lawfully enter into and perform its obligations under the Security Documents to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Security Documents to which it is party; and

(c)	carry on its business from time to time.

“Negative Pledges” means the negative pledges from the Shareholders referred to in Clause 10.1.5 and “Negative Pledge” means any one of them.

“NOL” means Navion Offshore Loading AS, a company incorporated according to the law of Norway whose registered office is at Verven 4, N4014 Stavenger, Norway.

“Party” means a party to this Agreement.

“Permitted Encumbrance” means (i) any Encumbrance which has the prior written approval of the Agent acting on the instructions of the Majority Lenders, or (ii) any liens for current crews’ wages and salvage and liens securing obligations incurred in the ordinary course of trading and/or operating a Collateral Vessel up to an aggregate amount at any time not exceeding five million Dollars (US$5,000,000) and not more than thirty (30) days overdue.

“Petrojarl UK” means Teekay Petrojarl UK Limited of 20-22 Bedford Row, London WC1R 4JS, England (formerly known as Golar-Nor (UK) Limited).

“Pre-Approved Classification Society” means any of DNV GL, Lloyds Register, America Bureau of Shipping (ABS) or Bureau Veritas or such other classification society approved by the Majority Lenders, acting reasonably.

“Pre-Approved Flag” means Marshall Islands, Norwegian International Ship Registry, Liberia, Cayman Islands, Bermuda, Bahamas or Singapore, or (in the case of m.v. “NAVION STAVANGER”, m.v. “NORDIC BRASILIA” and mv. “NORDIC SPIRIT” and any other Collateral Vessel on charter to Transpetro) Registro Especial Brasileiro.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced) being on the Execution Date the percentage indicated against the name of that Lender in Schedule 1.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum required or receivable (or any sum deemed for the purpose of Tax to be received or receivable) under a Finance Document.

“Quiet Enjoyment Letters” means, where relevant and applicable, the letters between the Agent and the relevant Sub-Charterer relating to those Collateral Vessels subject to Sub-Charters, in form and substance satisfactory to the Agent (on behalf of the Lenders).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two (2) Business Days (in London) before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reduction Date” means each date falling at consecutive three (3) monthly intervals after the First Drawdown Date with the first Reduction Date being no later than 31 December 2014.

“Reference Banks” means, in relation to LIBOR, DNB Bank ASA, New York Branch, Nordea Bank Finland plc, New York Branch and ABN AMRO Capital USA LLC or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which each of the relevant Reference Banks would borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Documents” means the Finance Documents, the Charters, the Quiet Enjoyment Letters, any Management Agreements and any Managers’ Confirmations, specified in Part I of Schedule 2.

“Relevant Interbank Market” means the London interbank market.

“Relevant Percentage” in relation to any Collateral Vessel, means the percentage indicated against the name of that Collateral Vessel in Schedule 6 divided by the aggregate percentages shown against all Collateral Vessels subject to a Mortgage at the relevant date.

“Relevant Reduction Amount” means, in respect of each Collateral Vessel, the amount which is obtained by multiplying the Maximum Amount at the time of making the calculation by the Relevant Percentage for such Collateral Vessel.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Collateral Owner and/or Head Charterer as a result of a Collateral Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Restricted Party” means a person that (i) is listed on any Sanctions List, (ii) is located in or incorporated under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions, (iii) is directly or indirectly owned or controlled by, or acting on behalf of, a person referred to in (i) and/or (ii) above or (iv) with whom a subject of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities.

“Same Day Drawing” means, in respect of the first drawing only, a Drawing requested by the Borrower prior to 1000 hours (New York time) on the day before the First Drawdown Date and made by the Lenders on the First Drawdown Date.

“Sanctioned Country” means a country or territory that is, or whose government is, the subject of Sanctions including, without limitation, Cuba, Iran, Myanmar, North Korea, Sudan and Syria.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the Norwegian Government, (ii) the United States Government, (iii) the United Nations, (iv) the European Union and the (v) the United Kingdom, and with regard to (i)—(v) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury (“HMT”); (together the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, including, but not limited to, the Norwegian Government, the European Union or the United Nations.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Security Documents” means the Guarantee, the Account Security Deeds, the Mortgages, the Deeds of Covenants, the Assignments, the Negative Pledges or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrower, each Collateral Owner, the Head Charterers and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness (but, for the avoidance of doubt, not any Approved Managers and not the Shareholders), and “Security Party” means any one of them.

“Shareholders” means together Teekay Norway AS (in relation to NOL) and Teekay Offshore Operating Pte. Ltd and NOL (in relation to TNOL).

“SMC” means a valid safety management certificate issued for a Collateral Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“Sub-Charter Rights” in relation to those Collateral Vessels for the time being subject to a Sub-Charter, means all rights and benefits accruing to the Head Charterer of that Collateral Vessel under or pursuant to the relevant Sub-Charter and not forming part of the Earnings.

“Sub-Charterer” in respect of certain Collateral Vessels only, means FICBV and Transpetro as identified against the names of the relevant Collateral Vessels in Schedule 6.

“Sub-Charters” means the charters identified in Schedule 6 for certain of the Collateral Vessels only with at any relevant time more than thirty six (36) months remaining on the terms and subject to the conditions of which the relevant Head Charterer will charter its Collateral Vessel to the relevant Sub-Charterer and each a “Sub-Charter”.

“Subsidiary” means a subsidiary undertaking, as defined in section 1159 Companies Act 2006 or any analogous definition under any other relevant system of law.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be interpreted accordingly.

“Teekay” means Teekay Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered office is at The Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, The Marshall Islands MH96960.

“Teekay Group” means Teekay and each of its Subsidiaries.

“TKN” means Teekay Norway AS of Verven 4, N-4014, P.O. Box 8035, N-4068, Stavanger, Norway.

“TNOL” means Teekay Navion Offshore Loading Pte. Ltd., a company incorporated according to the law of Singapore whose registered office is at 8 Shenton Way, #41-01, AXA Tower, Singapore 068811.

“Total Debt” means the aggregate of:-

(a)	the amount calculated in accordance with GAAP shown as each of “long term debt”, “short term debt” and “current portion of long term debt” on the latest consolidated balance sheet of the Borrower; and

(b)

the amount of any liability in respect of any lease or hire purchase contract entered into by the Borrower or any of its Subsidiaries which would, in accordance with GAAP, be treated as a finance or capital lease (excluding any amounts applicable to leases to the extent that the lease obligations are secured by a security deposit which is held on the balance sheet under “Restricted Cash”).

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Collateral Vessel; or

(b)	the requisition for title or compulsory acquisition of a Collateral Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)

the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Collateral Vessel (not falling within (b)), unless that Collateral Vessel is released and returned to the possession of the relevant Collateral Owner, Head Charterer or Sub-Charterer within 90 days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the Transfer specified in the schedule to such Transfer Certificate.

“Transpetro” means Petrobras Transporte S.A.—Transpetro of Av Presidente Vargas, 328, 20091-060 Rio de Janeiro, R.J. Brazil.

“Trust Property” means:

(a)	all benefits derived by the Agent from Clause 10; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Agent.

“UNS” means Ugland Nordic Shipping AS of P.O. Box 54, 3201 Sandefjord, Norway a company formed by the merger under Norwegian law of Ugland Nordic Investment AS and Ugland Nordic Shipping AS.

“US Tax Obligor” means:

(a)	a Security Party which is resident for tax purposes in the United States of America;

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“Valuation” means, in relation to a Collateral Vessel, the written valuation of that Collateral Vessel expressed in Dollars prepared by one of the Approved Brokers to be nominated by the Borrower. Such valuation shall be prepared without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length between a willing buyer and a willing seller without the benefit of any charterparty or other engagement.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“WSJ Prime Rate” means the “Prime Rate” as published in the printed copy of the Wall Street Journal on any particular day as the same may be adjusted from time to time.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6

references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to New York time;

1.2.10

a “person” includes any individual firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality); and

1.2.11

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their respective representatives prior to the date of this Agreement.

2	The Loan and its Purposes

2.1

Amount Subject to the terms of this Agreement, each of the Lenders agrees to make available to the Borrower its Commitment of a revolving credit facility in an aggregate amount not exceeding the Maximum Amount at any one time.

2.2	Finance Parties’ rights and obligations

2.2.1

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Purposes The Borrower shall apply the Loan for the purposes referred to in the Recital.

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1

Conditions precedent Before any Lender shall have any obligation to advance (a) the first Drawing under the Facility, the Borrower shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I(A) of Schedule 2 and (b) any subsequent Drawing under the Facility the Borrower shall deliver to or to the order of the Agent all of the documents and other evidence listed in Part I(B) of Schedule 2.

3.2	Further conditions precedent The Lenders will only be obliged to advance a Drawing if on the date of the Drawdown Notice:

3.2.1	no Default is continuing or would result from the advance of that Drawing; and

3.2.2

the representations made by the Borrower under Clause 11 (other than those at Clauses 11.2, 11.6, 11.7 and 11.22 for Drawdown Dates other than the First Drawdown Date) are true in all material respects.

3.3	Drawing limit The Lenders will only be obliged to advance a Drawing if:

3.3.1	no other Drawing has been made on the same Business Day;

3.3.2	that Drawing is not less than ten million Dollars ($10,000,000); and

3.3.3	that Drawing will not amount to more than the Maximum Amount or increase the outstanding amount of the Loan to a sum in excess of the Maximum Amount.

3.4	Facility Reduction

3.4.1

The Maximum Amount shall be reduced on each Reduction Date by the relevant Initial Reduction Amount. On the Maturity Date, the Maximum Amount shall be reduced to zero. If, as a result of any such reduction, the Loan outstanding would exceed the Maximum Amount, the Borrower shall, on the Reduction Date, prepay such amount of the Loan as will ensure that the Loan outstanding is not greater than the Maximum Amount. The mandatory reductions in the amount of the Loan available for drawing required pursuant to this Clause will be made in the amounts and at the times specified whether or not the Maximum Amount is reduced pursuant to Clause 3.4.2, Clause 3.4.3, Clause 3.4.4, Clause 3.4.5, Clause 6.1 or Clause 7.10. PROVIDED ALWAYS THAT any reductions pursuant to Clause 3.4.2, Clause 3.4.3, Clause 3.4.4 or Clause 3.4.5 shall be applied to the remaining mandatory reductions hereunder on a pro rata basis.

3.4.2

The Borrower may voluntarily cancel the Maximum Amount in whole or in part in an amount of not less than five million Dollars ($5,000,000) (or as otherwise may be agreed by the Agent), provided that it has first given to the Agent not fewer than five (5) Business Days’ prior written notice expiring on a Business Day (the “Cancellation Date”) of its desire to reduce the Maximum Amount; such notice once received by the Agent shall be irrevocable and shall oblige the Borrower to make payment of all interest and Commitment Commission accrued on the amount so cancelled up to and including the Cancellation Date together with any Break Costs in respect of such cancelled amount if the Cancellation Date is not the final day of an Interest Period. Any such reduction in the Maximum Amount shall not be reversed. If, as a result of any such cancellation, the Loan outstanding would exceed the Maximum Amount, the Borrower shall, on the Cancellation Date, prepay such amount of the Loan as will ensure that the Loan outstanding is not greater than the Maximum Amount.

3.4.3

In the event of a sale or disposal of a Collateral Vessel or the Agent having received not less than 5 Business Days’ notice from the Borrower requesting that the security relating to a Collateral Vessel be released and discharged (a “Released Vessel”), and subject always to the further provisions of this Clause 3.4.3, the Maximum Amount shall be reduced by (a) in the case of a sale or disposal of a Collateral Vessel, an amount equal to the higher of (i) the sale proceeds in respect of that Collateral Vessel and (ii) the Relevant Reduction Amount applicable to that Collateral Vessel and (b) in the case of a Released Vessel, an amount equal to the Relevant Reduction Amount applicable to that Released Vessel, such reduction to be applied on a pro rata basis against the Initial Reduction Amounts as reduced from time to time in accordance with this Clause 3.4. Such reduction shall be made in the case of a sale or disposal of such Collateral Vessel on the date of such sale or disposal and in the case of a Released Vessel on the date proposed by the Borrower for release and discharge of the security relating to that Collateral Vessel unless the Collateral Vessel in question is sold to another Collateral Owner and in such case any security held by the Agent (whether directly or indirectly) from the Collateral Owner or any other Security Party and over such Collateral Vessel is reconstituted immediately after the sale to the other Collateral Owner in substantially identical form, and the Agent obtains favourable legal opinions in respect of such reconstituted security. If, as a result of any reduction in the Maximum Amount pursuant to this Clause, the Loan outstanding would exceed the Maximum Amount, the Borrower shall, on the date of the sale, disposal or release, prepay such amount of the Loan as will ensure that the Loan outstanding is not greater than the Maximum Amount. Any such prepayment shall oblige the Borrower to make payment of all interest and Commitment Commission accrued on the amount so reduced up to and including the date of reduction together with any Break Costs in respect of such reduced amount if the date of such reduction is not the final day of an Interest Period. Any such reduction in the Maximum Amount shall not be reversed.

3.4.4

In the event that any Collateral Vessel becomes a Total Loss, on the earlier to occur of (a) the date of receipt of the proceeds of the Total Loss and (b) the date falling one hundred and eighty (180) days after the occurrence of the Total Loss (the “Total Loss Reduction Date”), the Maximum Amount shall (subject to the proviso hereto) be reduced by an amount equal to the higher of (i) the proceeds of the Total Loss and (ii) the Relevant Reduction Amount in respect of such Collateral Vessel, such reduction to be applied on a pro rata basis against the Initial Reduction Amounts as reduced from time to time in accordance with this Clause 3.4. Any such reductions in the Maximum Amount shall not be reversed. If, as a result of any reduction in the Maximum Amount pursuant to this Clause the Loan outstanding would exceed the Maximum Amount, the Borrower shall, on the earlier to occur of (i) the date on which the Collateral Owner receives the proceeds of such Total Loss and (ii) the one hundred and eightieth day after the date of such Total Loss occurring, prepay such amount of the Loan as will ensure that the Loan outstanding is equal to or less than the Maximum Amount. Any such prepayment shall not be reborrowed and Clause 8.3 shall apply to any such prepayment.

3.4.5

If a Change of Control occurs with respect to any Security Party, the Borrower shall immediately notify the Agent in writing of such event. Following such event, if required by the Agent (acting on the instructions of the Majority Lenders), the Maximum Amount shall be reduced (i) in the case of a Change of Control with respect to a Collateral Owner, by an amount equivalent to the Relevant Reduction Amounts applicable to the Collateral Vessels owned by that Collateral Owner and (ii) in the case of a Change of Control with respect to the Borrower, to zero such reductions to be applied on a pro rata basis against the Initial Reduction Amounts as reduced from time to time in accordance with this Clause 3.4. If, as a result of any reduction in the Maximum Amount pursuant to this Clause, the Loan outstanding would exceed the Maximum Amount, the Borrower shall immediately prepay such amount of the Loan as will ensure that the Loan outstanding is not greater than the Maximum Amount. Any such prepayment shall oblige the Borrower to make payment of all interest and Commitment Commission accrued on the amount so reduced up to and including the date of reduction together with any Break Costs in respect of such reduced amount if the date of such reduction is not the final day of an Interest Period. Any such reduction in the Maximum Amount shall not be reversed.

3.4.6

To the extent that prepayments made by the Borrower to the Agent in accordance with this Agreement reduce the Loan outstanding to less than the Maximum Amount, the Borrower shall again be entitled to make Drawings up to the Commitment Termination Date in accordance with and subject to the terms of this Agreement. Any part of the Facility which is undrawn on the Commitment Termination Date shall be automatically cancelled.

3.4.7

Simultaneously with each reduction of the Maximum Amount in accordance with Clause 3.4.1, Clause 3.4.2, Clause 3.4.3, Clause 3.4.4 or Clause 3.4.5 (as the case may be), the Commitment of each Lender will reduce so that the Commitments of the Lenders in respect of the reduced Maximum Amount remain in accordance with their respective Proportionate Shares.

3.5	Termination Date No Lender shall be under any obligation to advance all or any part of its Commitment after the Commitment Termination Date.

3.6

Conditions subsequent The Borrower undertakes to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the First Drawdown Date items 1 and 2 listed in Part II of Schedule 2 and within ninety (90) days after the First Drawdown Date items 3 and 4 listed in Part II of Schedule 2.

3.7

No Waiver If the Lenders in their sole discretion agree to advance the first Drawing under the Loan Agreement to the Borrower before all of the documents and evidence required by Clause 3.1 have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than thirty (30) days after the First Drawdown Date or such other date specified by the Agent (acting on the instructions of the Lenders).

The advance of all or any part of the Loan under this Clause 3.7 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1.

3.8	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.8.1	be in form and substance reasonably acceptable to the Agent; and

3.8.2	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Advance

4.1

Drawdown Request The Borrower may request a Drawing to be advanced in one amount on any Business Day prior to the Commitment Termination Date, by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) Business Days and not later than 12:00 noon (New York time) three (3) Business Days before the proposed Drawdown Date save in the case of a Same Day Drawing.

4.2

Lenders’ participation Subject to Clause 2 and Clause 3, the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share of the relevant Drawing to the Borrower through the Agent not later than 11:00am (New York time) on the relevant Drawdown Date.

5	Repayment

5.1

Repayment of each Drawing The Borrower agrees to repay each Drawing to the Agent for the account of the Lenders on the last day of the Interest Period in respect of that Drawing unless the Borrower selects a further Interest Period for that Drawing in accordance with Clause 7, provided that the Borrower shall not be permitted to select such a further Interest Period if an Event of Default has occurred and is continuing unremedied and unwaived and shall then be obliged to repay such Drawing on the last day of its then current Interest Period. The Borrower shall on the Maturity Date repay to the Agent as agent for the Lenders all Loan Outstandings.

6	Prepayment

6.1

Illegality If it becomes unlawful in any jurisdiction (other than by reason of Sanctions) for a Lender to fund or maintain its Commitment as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3

the Borrower shall repay that Lender’s Proportionate Share of any Drawing on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Maximum Amount shall be reduced by the amount of that Lender’s Commitment. Prior to the date on which repayment is required to be made under this Clause 6.1.3 the affected Lender shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain the Loan.

6.2

Voluntary prepayment of Loan The Borrower may prepay the whole or any part of a Drawing (but, if in part, such prepayment shall be in an amount that reduces the Loan by a minimum amount of one million Dollars ($1,000,000) provided that it gives the Agent not less than five (5) Business Days’ prior notice.

6.3

Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with all interest and Commitment Commission accrued on the amount so reduced up to and including the date of reduction together with any Break Costs in respect of such reduced amount if the date of such reduction is not the final day of an Interest Period.

Any reduction in the Maximum Amount made as a result of, and in equivalent amounts to, any cancellation under this Agreement shall be applied as against the remaining mandatory reductions hereunder on a pro rata basis and shall not be reversed.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower or the Lenders, as appropriate.

6.4

Mandatory Prepayment If at any time the Loan Outstandings shall exceed the Maximum Amount the Borrower shall immediately prepay to the Agent on behalf of the Lenders such amounts as will ensure that the Loan Outstandings do not exceed the Maximum Amount and shall pay to the Lenders all interest accrued on the amount prepaid up to and including the date on which such prepayment occurred.

6.5	Reborrowing Amounts of the Loan which are repaid or prepaid shall be available for reborrowing in accordance with Clause 3 prior to the Commitment Termination Date.

7	Interest

7.1

Interest Periods The period during which each Drawing shall be outstanding under this Agreement shall be an Interest Period of one, three or six months’ duration, as selected by the Borrower in the Drawdown Notice in respect of the Drawing in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2

Beginning and end of Interest Periods The first Interest Period in respect of each Drawing shall begin on the Drawdown Date of that Drawing and shall end on the last day of the Interest Period selected in accordance with Clause 7.1. Any subsequent Interest Period selected in respect of each Drawing shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with Clause 7.1.

7.3	Interest Periods to meet Maturity Date If an Interest Period for a Drawing would otherwise expire after the Maturity Date, the Interest Period for that Drawing shall expire on the Maturity Date.

7.4

Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the relevant Drawing at the rate determined by the Agent to be:

(i)	the WSJ Prime Rate in the case of a Same Day Drawing; or

(ii)	the aggregate of (a) the Margin and (b) LIBOR.

7.6

Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than six (6) months, on the dates falling at three (3) monthly intervals after the first day of that Interest Period.

7.7

Default interest If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five per cent (1.5%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Drawing for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.7 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.8

Absence of quotations Subject to Clause 7.9, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

7.9

Market disruption If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender’s share of the relevant Drawing for that Interest Period shall be the percentage rate per annum which is the sum of:

7.9.1	the Margin; and

7.9.2

the rate notified to the Agent by that Lender as soon as practicable, and in any event by close of business on the date falling 10 Business Days after the Quotation Day (or, if earlier, on the date falling 10 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the relevant Drawing from the London Interbank Market or (without any obligation on the relevant Lender to seek cheaper funding from an alternative source), if cheaper, whatever alternative source it may reasonably select.

In this Agreement “Market Disruption Event” means:

(a)

at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(b)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the relevant Drawing exceed 50 per cent of that Drawing) that the cost to it of funding its participation in that Drawing from the London Interbank Market or (without any obligation on the relevant Lender to seek cheaper funding from an alternative source), if cheaper, from whatever other source it may reasonably select, would be in excess of LIBOR.

7.10	Alternative basis of interest or funding

7.10.1

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

7.10.2	Any alternative basis agreed pursuant to Clause 7.10.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

7.10.3

If an alternative basis is not agreed pursuant to Clause 7.10.1, the relevant Lender shall cease to be obliged to advance its Proportionate Share of that Drawing, but, if it has already been advanced, the Borrower will immediately prepay that Proportionate Share of that Drawing, together with Break Costs, and the Maximum Amount of the Loan shall be reduced by the amount of that Lender’s Proportionate Share of that Drawing.

7.11

Determinations conclusive The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1

Transaction expenses The Borrower will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all reasonable out of pocket costs and expenses (including legal fees and VAT or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

8.1.1

the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not a Drawing is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3	any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document.

8.2

Funding costs The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason due to a default or other action by the Borrower, a Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3

Break Costs The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of a Drawing (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period for that Drawing, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of a Drawing, and any liabilities, expenses or losses incurred by that Finance Party in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by that Finance Party with any member of the Group to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

8.4

Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Other Indemnities

8.5.1

The Borrower shall (or shall procure that a Security Party will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability reasonably incurred by it as a result of:

(a)	a failure by a Security Party to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 15.22;

(b)	a Drawing (or part of a Drawing) not being prepaid in accordance with a notice of prepayment given by the Borrower.

8.6	General indemnity

8.6.1

The Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify and hold the Finance Parties and their respective officers, directors, representatives, agents and employees (together the “Indemnified Parties”) harmless on a full indemnity basis from and against each and every loss suffered or incurred by or imposed on any Indemnified Party related to or arising out of:

(a)	the use of proceeds of the Loan;

(b)

the execution and delivery of any commitment letter, engagement letter, fee letter, the Finance Documents or any other document connected therewith or the performance of the respective obligations thereunder, including without limitation environmental liabilities; or

(c)

any claim, action, suit, investigation or proceeding relating to the foregoing or the Security Parties, whether or not any Indemnified Party is a party thereto or target thereof, or the Indemnified Parties’ roles in connection therewith, and will reimburse the Indemnified Parties, on demand, for all reasonable expenses

(including reasonable counsel fees and expenses) as they are incurred by the Indemnified Parties in connection with investigating, preparing for or defending any such claim, action, suit or proceeding (including any security holder actions or proceeding, inquiry or investigation), whether or not in connection with pending or threatened litigation in which the Security Parties are a party.

8.6.2

The Borrower will not, however, be responsible for any claims, liabilities, losses, damages or expenses of an Indemnified Party that are finally judicially determined by a court of competent jurisdiction to have resulted principally from the wilful misconduct or gross negligence of such Indemnified Party.

8.6.3

The foregoing shall be in addition to any rights that the Indemnified Parties may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any affiliate, director, officer, employee, agent or controlling person of an Indemnified Party.

8.7	Increased costs

8.7.1

Subject to Clause 8.9, the Borrower shall, within three Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement (including Basel III (as defined in Clause 8.9) and any other which relates to capital adequacy or liquidity controls or which affects the manner in which that Finance Party allocates capital resources to obligations under this Agreement) or (iii) any change in the risk weight allocation by that Finance Party to the Borrower after the date of this Agreement.

8.7.2	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Loan or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

8.8	Increased cost claims

8.8.1	A Finance Party intending to make a claim pursuant to Clause 8.7 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

8.8.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

8.9	Exceptions to increased costs Clause 8.7 does not apply to the extent any Increased Costs is:

8.9.1	compensated for by a payment made under Clause 8.12; or

8.9.2	compensated for by a payment made under Clause 17.3; or

8.9.3	attributable to a FATCA Deduction required to be made by a Party; or

8.9.4	attributable to the wilful breach by the relevant Finance Party (or an Affiliate of that Finance Party) of any law or regulation; or

8.9.5

attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or of its Affiliates).

In this Clause 8.9, “Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement—Rules text” published by the Basel Committee on Banking Suspension in November 2011 and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

8.10

Events of Default The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.11

Enforcement costs The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by a Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being a lender to the Borrower. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however, this shall not affect the right of any other Finance Party to receive such indemnity.

8.12	Taxes

8.12.1

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

8.12.2	Clause 8.12.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 17.3; or

(c)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

8.12.3

A Protected Party making, or intending to make a claim under Clause 8.12.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

8.12.4	A Protected Party shall, on receiving a payment from a Security Party under this Clause 8.12, notify the Agent.

8.13	VAT

8.13.1

All amounts set out or expressed in a Finance Document to be payable by any Party or any Security Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

8.13.2

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

8.13.3

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

8.13.4

Any reference in this Clause 8.13 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

8.14	FATCA Information

The provisions in this clause 8.14 shall apply after the FATCA Application Date.

8.14.1	Subject to clause 8.14.3 below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

8.14.2

If a Party confirms to another Party pursuant to clause 8.14.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

8.14.3	Clause 8.14.1 above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

8.14.4

If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 8.14.1 above (including, for the avoidance of doubt, where clause 8.14.3 above applies), then:

(a)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(b)

if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

8.15	FATCA Deduction

8.15.1

Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

8.15.2

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

9	Fees

9.1

Commitment fee The Borrower shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of forty per cent (40%) of the Margin on the undrawn amount of the Maximum Amount from time to time for the period beginning on the Execution Date until the Commitment Termination Date. The accrued commitment fee is payable on (i) 31 December 2014, (ii) on the last day of each successive period of three months after 31 December 2014 and (iii) on the Commitment Termination Date.

9.2	Other fees The Borrower shall pay to the Agent and the Lenders the fees in the amounts and at the times agreed in the Fee Letter.

10	Security and Application of Moneys

10.1

Security Documents As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Agent or cause to be executed and delivered to the Agent, the following documents in such forms and containing such terms and conditions as the Agent shall require:

10.1.1

a first priority statutory or preferred mortgage (as the case may be) over each Collateral Vessel together with a collateral deed of covenants (if applicable), and if such mortgage is required to specify the amount secured, such amount shall be no less than 120% of the Indebtedness;

10.1.2

a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of each Collateral Vessel and, where applicable, Head Charter Rights and Sub-Charter Rights from the Collateral Owners and, where applicable, the relevant Head Charterer, including (in the case of the Head Charterer) an agreement whereby its interests under the relevant Head Charter are subordinated to the interests of the Finance Parties under the relevant Mortgage;

10.1.3	a guarantee and indemnity from the Collateral Owners;

10.1.4	a first priority account security deed in respect of all amounts from time to time standing to the credit of each of the Earnings Accounts, effective only on the occurrence of an Event of Default; and

10.1.5	negative pledges from the Shareholders in respect of all membership interests or issued shares (as the case may be) of each Collateral Owner.

10.2

Earnings Accounts The Borrower shall procure that the Collateral Owners maintain the Earnings Accounts with the Account Holders for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

10.3	Earnings The Borrower shall procure that all Earnings and any Requisition Compensation are credited to the Earnings Account.

10.4

Restriction on withdrawal At any time following the occurrence and during the continuation of an Event of Default which is unremedied and unwaived no sum may be withdrawn from the Earnings Accounts without the prior written consent of the Agent.

10.5

Relocation of Accounts At any time following the occurrence and during the continuation of an Event of Default, the Agent may without the consent of the Borrower relocate the Earnings Accounts to any other branch of the Agent, without prejudice to the continued application of this Clause 10 and the rights of the Finance Parties under the Finance Documents.

10.6

Access to information The Borrower agrees to procure that the Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holders (whether in written or electronic form) in relation to the Earnings Accounts, and irrevocably waives any right of confidentiality which may exist in relation to those records.

10.7

Application after acceleration From and after the giving of notice to the Borrower by the Agent under Clause 13.2, the Borrower shall procure that all sums from time to time standing to the credit of the Earnings Accounts are immediately transferred to the Agent for application in accordance with Clause 10.8 and the Borrower irrevocably authorises the Agent to instruct the Account Holders to make those transfers.

10.8

General application of moneys Whilst an Event of Default is continuing unremedied or unwaived the Borrower irrevocably authorises the Agent to apply (and the Agent agrees to apply) all sums which it may receive under or in connection with any Security Document, in or towards satisfaction, or by way of retention on account, of the Indebtedness, as follows:

10.8.1	first in payment of all outstanding amounts payable to the Agent;

10.8.2	secondly in or towards payment of all outstanding interest hereunder;

10.8.3	thirdly in or towards payment of all outstanding principal hereunder;

10.8.4	fourthly in or towards payment of all other Indebtedness hereunder;

10.8.5	fifthly the balance, if any, shall be remitted to the Borrower or whoever may be entitled thereto.

10.9

Additional security If at any time, following the delivery of any Valuations pursuant to Clause 12.1.34, the aggregate of the Fair Market Value of the Collateral Vessels and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent, acting reasonably (in all other cases)) for the time being provided to the Agent under this Clause 10.9 is less than one hundred and twenty five per cent (125%) of the amount of the Loan then outstanding, the Borrower shall, within thirty (30) days of the Agent’s request (which the Agent will submit if requested by the Majority Lenders), at the Borrower’s option:

10.9.1	pay to the Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Agent as additional security for the payment of the Indebtedness; or

10.9.2	give to the Agent other additional security in amount and form acceptable to the Agent (acting on the instructions of all of the Lenders); or

10.9.3	prepay the Loan in the amount of the shortfall.

Clause 6.3 shall apply, mutatis mutandis, to any prepayment made under this Clause 10.9 and the value of any additional security provided shall be determined as stated above.

11	Representations and Warranties

The Borrower represents and warrants to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 11.7 shall only be made on the Execution Date and the First Drawdown Date and the representations and warranties at Clause 11.2, Clause 11.6, Clause 11.22 and Clause 11.29 shall only be made on the Execution Date):

11.1

Status and Due Authorisation Each of the Security Parties is a corporation or limited partnership duly incorporated or formed under the laws of its jurisdiction of incorporation or formation (as the case may be) with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

11.2

No Deductions or Withholding Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

11.3

Claims Pari Passu Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.4

No Immunity In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Finance Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5

Governing Law and Judgments In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Finance Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6

Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

11.7

No Filing or Stamp Taxes Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

11.8

Binding Obligations The obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Finance Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Finance Documents or the performance by any of them of any of their obligations thereunder.

11.9

No misleading information To the best of its knowledge, any factual information provided by any Security Party to any Finance Party in connection with the Loan was true and accurate in all material respects as at the date it was provided and is not misleading in any respect.

11.10

No Winding-up None of the Security Parties has taken any corporate or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against any Security Party for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a Material Adverse Effect.

11.11	Solvency

11.11.1	None of the Security Parties nor the Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.11.2

None of the Security Parties by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.11.3

The value of the assets of each Security Party and the Group taken as a whole is not less than the liabilities of such entity or the Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.11.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Security Party.

11.12	No Material Defaults

11.12.1

Without prejudice to Clause 11.12.2, none of the Security Parties is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect.

11.12.2	No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing.

11.13

No Material Proceedings No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a Material Adverse Effect has been started or is reasonably likely to be started.

11.14

Accounts All financial statements relating to the Group required to be delivered under Clause 12.1.1, were prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of quarterly accounts) the financial condition of the Group at the date as of which they were prepared and the results of the Group’s operations during the financial period then ended.

11.15

No Material Adverse Change Since the publication of the last financial statements relating to the Group delivered pursuant to Clause 12.1.1, there has been no change that has a Material Adverse Effect.

11.16

No Undisclosed Liabilities As at the date to which the Accounts were prepared none of the Security Parties had any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against therein.

11.17

No Obligation to Create Security The execution of the Finance Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Security Party to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents.

11.18

No Breach The execution of the Finance Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.19

Security Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

11.20

Necessary Authorisations The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.21

Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Finance Documents, will be for the account of members of the Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities.

11.22

Disclosure of material facts The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.23	No breach of laws

11.23.1	None of the Security Parties has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

11.23.2	No labour disputes are current or (to the best of the Borrower’s knowledge and belief) threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

11.24	Environmental laws

11.24.1

Each member of the Group is in compliance with Clause 12.1.9 and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

11.24.2

No Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

11.25	Use of Facility The Loan will be used for the purposes specified in the Recital.

11.26	Taxation

11.26.1

The Borrower is not overdue in the payment of any amount in respect of Tax of $5,000,000 (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds.

11.26.2

No claims or investigations are being made or conducted against the Borrower with respect to Taxes such that a liability of, or claim against, the Borrower of $5,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

11.27	FATCA None of the Security Parties is a FATCA FFI or US Tax Obligor.

11.28	Sanctions No Security Party, nor any Affiliate of any Security Party, nor any of their respective directors, officers or employees:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; or

(c)	is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions and/or a Sanctioned Country.

11.29

Charters The details set out at Schedule 6 give a full and accurate description of any Charter currently in place in respect of a Collateral Vessel and no Collateral Owner has entered into, or agreed to enter into, any other charter in respect of a Collateral Vessel the term of which has more than thirty six (36) months remaining.

11.30	Representations Limited The representation and warranties of the Borrower in this Clause 11 are subject to:

11.30.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.30.2

the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

11.30.3	the time barring of claims under any applicable limitation acts;

11.30.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

11.30.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Loan.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	General Undertakings

12.1.1

Financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated financial statements for that financial year together with a Compliance Certificate, signed by a duly authorised representative of the Borrower, evidencing compliance with Clause 12.2 as at the date as at which those financial statements were drawn up.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Borrower under Clause 12.1.1:

(a)	shall be certified by an authorised signatory of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)	shall be prepared in accordance with GAAP.

12.1.3

Interim financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of the first, second and third quarter during each of its financial years, its unaudited consolidated quarterly financial statements for that quarter together with a Compliance Certificate, signed by a duly authorised representative of the Borrower, evidencing compliance with Clause 12.2 as at the date as at which those financial statements were drawn up.

12.1.4	Information: miscellaneous The Borrower shall, and shall procure that each of the other Security Parties shall, supply to the Agent:

(a)

promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(b)

promptly, details of any capture, seizure, arrest, confiscation or detention of any Collateral Vessel which remains in existence five (5) Business Days after the initial capture, seizure, arrest, confiscation or detention (as the case may be);

(c)	promptly upon becoming aware of it, notification that it, any of its Subsidiaries, or any of their respective directors, officers, or employees, has become a Restricted Party; and

(d)	promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request.

12.1.5

Maintenance of Legal Validity The Borrower shall, and shall procure that each of the other Security Parties shall, comply with the terms of and do all that is necessary to maintain in full force and effect all Authorisations required in or by the laws and regulations of its jurisdiction of formation or incorporation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents in its jurisdiction of incorporation, formation or organisation and all other applicable jurisdictions.

12.1.6

Notification of Default The Borrower shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.7

Claims Pari Passu The Borrower shall, and shall procure that each of the other Security Parties shall, ensure that at all times the claims of the Finance Parties against it under the Security Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.1.8

Necessary Authorisations Without prejudice to any specific provision of the Security Documents relating to an Authorisation, the Borrower shall, and shall procure that each of the other Security Parties shall, (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

12.1.9

Compliance with Applicable Laws The Borrower shall, and will procure that each Security Party shall, comply with all applicable laws, including Environmental Laws, to which it may be subject (except as regards Sanctions, to which Clause 12.1.10 applies, and anti-corruption laws to which Clause 12.1.10 applies) if a failure to do the same may have a Material Adverse Effect.

12.1.10	Sanctions

(a)

The Borrower shall, and shall procure that each of the other Security Parties will, ensure that no part of the proceeds of the Loan or other transaction(s) contemplated by any Finance Document shall, directly or indirectly, be used or otherwise made available:

(i)	to fund any trade, business or other activity involving any Restricted Party or any country or territory that at the time of such funding, is a Sanctioned Country;

(ii)	for the direct or indirect benefit of any Restricted Party; or

(iii)

in any other manner that would reasonably be expected to result in (i) the occurrence of an Event of Default under Clause 13.1.25 or (ii) any Party (other than the Security Parties) or any Affiliate of such party or any other person being party to or which benefits from any Finance Document being in breach of any Sanction (if and to the extent applicable to either of them) or becoming a Restricted Party.

(b)	Each Security Party shall ensure that its assets, the assets subject to the Security Documents or the Collateral Vessels shall not be used directly or indirectly:

(i)	by or for the direct or indirect benefit of any Restricted Party; or

(ii)

in any trade which is prohibited under applicable Sanctions or which is likely to expose any Security Party, its assets, any asset subject to the Security Documents, the Collateral Vessels, any Finance Party or any other person being party to or which benefits from any Finance Document, any Head Charterer or any Approved Managers (except for any Approved Managers that are not a member of the Group) to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(c)

Each Security Party shall ensure that the Collateral Vessels shall not be trading to Iranian ports or carrying or storing/warehousing crude oil, petroleum products or petrochemical products or other products subject to Sanctions if they originate in Iran, or are being exported from Iran to any other country.

12.1.11

Anti-corruption and anti-bribery laws The Borrower shall, and shall procure that each of the Security Parties shall, conduct its business in compliance with applicable anti-corruption and anti-bribery laws.

12.1.12	Environmental compliance

The Borrower shall, and shall procure that each of the Security Parties will:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

(d)

ensure that any Collateral Vessel owned by it with the intention of being scrapped by its Collateral Owner, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

12.1.13	Environmental claims

The Borrower shall, and shall procure that each of the Security Parties will, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

12.1.14	Taxation

(a)

The Borrower shall, and shall procure that each Security Party will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 12.1.1 and 12.1.3; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Security Party may change its residence for Tax purposes without the prior consent of the Agent (acting on the instructions of the Lenders).

12.1.15

Loans or other financial commitments The Borrower shall procure that no Collateral Owner makes any loan or enters into any guarantee and indemnity or otherwise voluntarily assumes any actual or contingent liability in respect of any obligation of any other person except for the Loan, the Existing Loans, loans made to other members of the Group and loans made in the ordinary course of business in connection with the chartering, operation or repair of its Collateral Vessel.

12.1.16

Further Assurance The Borrower shall, and shall procure that each of the Security Parties shall, at its own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

12.1.17

Other information The Borrower will, and will procure that each of the Security Parties will, promptly supply to the Agent such financial information and explanations as the Majority Lenders may from time to time reasonably require in connection with the Security Parties, including the unaudited consolidated annual financial statements of such Security Parties as soon as such financial statements have been drawn up.

12.1.18

Inspection of records The Borrower will, and will procure that each other Security Party will, permit the inspection of its financial records and accounts on reasonable notice from time to time during business hours by the Agent or its nominee.

12.1.19

Insurance The Borrower shall procure that all of the assets, operation and liability of the members of the Group are insured against such risks, liabilities and for amounts as normally adopted by the industry for similar assets and liabilities and, in the case of the Collateral Vessels, in accordance with the terms of the Security Documents.

12.1.20

Merger and Demerger The Borrower shall not, and shall ensure that no other Security Party will, enter into any amalgamation, merger, demerger or corporate restructuring without the prior written consent of all Lenders (such consent not to be unreasonably withheld).

12.1.21

Transfer of Assets The Borrower shall not, and shall procure that no other Security Party will, sell or transfer any of its material assets other than on arm’s length terms PROVIDED ALWAYS that sales of certain Collateral Vessels (as detailed in Schedule 6) from one Collateral Owner to the other Collateral Owner are permitted subject to compliance with the relevant provision of Clause 3.4.3.

12.1.22

Change of Business The Borrower shall not, without the prior written consent of the Majority Lenders, make any substantial change to the general nature of its shipping business from that carried on at the date of this Agreement.

12.1.23

Negative Pledge The Borrower shall procure that neither of the Collateral Owners creates, or permits to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of the Collateral Vessels or the Insurances other than a Permitted Encumbrance.

12.1.24	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.25

Intercompany borrowings The Borrower shall procure that the Collateral Owners will only borrow from other members of the Group on a subordinated and unsecured basis, provided that the Collateral Owners may only repay such subordinated unsecured loans as long as no Event of Default has occurred and is continuing.

12.1.26

Dividends The Borrower shall procure that none of the Collateral Owners shall pay any dividends or make other distributions to its shareholders at any time after the occurrence of an Event of Default which remains unremedied or unwaived.

12.1.27

Listing The Borrower shall throughout the Facility Period maintain its listing as a publically-traded master limited partnership on the New York Stock Exchange or such other recognised stock exchange reasonably acceptable to the Agent (acting on the instructions of the Majority Lenders).

12.1.28	Application of FATCA The Borrower shall promptly notify the Agent if any Security Party becomes or ceases to be a FATCA FFI or a US Tax Obligor.

12.1.29

Management of Collateral Vessels The Borrower shall ensure that (a) each Collateral Vessel is at all times technically and commercially managed by Approved Managers and (b) at any time that the Approved Managers of the Collateral Vessels are not members of the Group or the Teekay Group, such Approved Managers provide a written confirmation confirming that, among other things, following the occurrence of an Event of Default which is continuing unremedied and unwaived, all claims of the Approved Managers against a Collateral Owner shall be subordinated to the claims of the Finance Parties under the Finance Documents. The Borrower shall promptly inform the Agent in writing of any proposed change of an Approved Manager.

12.1.30

Classification The Borrower shall ensure that each Collateral Vessel maintains the highest classification required for the purpose of the relevant trade of such Collateral Vessel which shall be with a Pre-Approved Classification Society, in each case, free from any material overdue recommendations and adverse notations affecting that Collateral Vessel’s class.

12.1.31

Certificate of Financial Responsibility The Borrower shall procure that each Collateral Owner shall, if required, obtain and maintain a certificate of financial responsibility in relation to any Collateral Vessel which is to call at the United States of America.

12.1.32

Registration The Borrower shall not change or permit a change to the flag of any Collateral Vessel during the Facility Period other than to a Pre-Approved Flag or under such other flag as may be approved by the Agent acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed.

12.1.33

ISM and ISPS Compliance The Borrower shall ensure that the relevant Company and the relevant manager (as applicable) complies in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that such Company and relevant manager holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of each Collateral Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of each Collateral Vessel, and the Borrower shall promptly, upon request, supply the Agent with copies of the same.

12.1.34

Valuations The Borrower (at its own cost) will deliver to the Agent Valuations (in accordance with the definition of, and sufficient to establish, Fair Market Value) of each Collateral Vessel (i) on 30 April and 31 October during each of the Borrower’s financial years (unless either such day is not a Business Day in which case the Valuations shall be provided on the next preceding Business Day) and (ii) following the occurrence of an Event of Default which is continuing unremedied and unwaived, on such other occasions as the Agent may request (acting on the instructions of the Majority Lenders).

12.2	Financial covenants Throughout the Facility Period the Group shall:

12.2.1

maintain a Free Liquidity together with undrawn committed revolving credit lines available to be drawn by members of the Group (including under this Agreement but excluding undrawn committed revolving credit lines with less than six (6) months to maturity) of not less than seventy five million Dollars ($75,000,000); and

12.2.2

ensure that the aggregate of the Free Liquidity and undrawn committed revolving credit lines available to be drawn by members of the Group (including under this Agreement, but excluding undrawn committed revolving credit lines with less than six (6) months to maturity) will not be less than five per cent (5%) of the Total Debt of the Group.

PROVIDED THAT following any change in the applicable accounting policies for the Borrower from GAAP the Agent (acting on the instructions of the Majority Lenders and in consultation with the Borrower) may require an amendment to this Clause 12.2 as the Agent deems logical and necessary having regard to the nature of such changes in policy and the intended substance of this Clause 12.2.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1

Borrower’s Failure to Pay under this Agreement The Borrower fails to pay any amount due from it under this Agreement at the time, in the currency and otherwise in the manner specified herein provided that, if the Borrower can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error by the Agent or an error in the banking system or a Disruption Event, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under this Agreement (if a payment of principal), five (5) Business Days (if a payment of interest) or ten (10) Business Days (if a sum payable on demand); or

13.1.2

Misrepresentation Any representation or statement made by any Security Party in any Finance Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or

13.1.3

Specific Covenants A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrower under Clauses 10.9, 12.1.6, 12.1.10, 12.1.19, 12.1.23, 12.1.27, 12.1.30 and 12.1.32; or

13.1.4	Financial Covenants The Borrower is in breach of either of the financial covenants set out in Clause 12.2 at any time; or

13.1.5

Other Obligations A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Finance Document (other than those referred to in Clause 13.1.3, or Clause 13.1.4) and such failure is not remedied within 30 days after the earlier of (i) the Agent having given notice thereof to the Borrower, and (ii) the Borrower becoming aware of such Default; or

13.1.6

Cross Default Any Financial Indebtedness of any Security Party is not paid when due (or within any applicable grace period) or any Financial Indebtedness of any Security Party is declared, or is capable of being declared, to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (i) of the Borrower is equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) of any Collateral Owner is equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency; or (iii) of any other Security Party is equal to or greater than fifteen million Dollars ($15,000,000) or its equivalent in any other currency; or

13.1.7

Insolvency and Rescheduling A Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

13.1.8

Winding-up A Security Party files for initiation of formal restructuring proceedings, is wound up or declared bankrupt or takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

13.1.9	Execution or Distress

(a)

Any Security Party fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate (i) in respect of the Borrower equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) in respect of any Collateral Owner equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency; or (iii) in respect of any other Security Party equal to or greater than fifteen million Dollars ($15,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party in an aggregate amount (i) in respect of the Borrower equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) in respect of any Collateral Owner equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency; or (iii) in respect of any other Security Party equal to or greater than fifteen million Dollars ($15,000,000) or its equivalent in any other currency, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released; or

13.1.10	Similar Event Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 13.1.7, 13.1.8 or 13.1.9; or

13.1.11	Repudiation Any Security Party repudiates any Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Finance Document; or

13.1.12	Validity and Admissibility At any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Finance Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding; or

(c)	to make the Finance Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

13.1.13

Illegality At any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Finance Documents to which it is a party or any of the obligations of the Borrower hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after it has given notice thereof to the relevant Security Party; or

13.1.14

Material Adverse Change At any time there shall occur any event or change which has a Material Adverse Effect in respect of any Security Party and such event or change, if capable of remedy, is not so remedied within 30 days of the delivery of a notice confirming such event or change by the Agent to the relevant Security Party; or

13.1.15

Qualifications of Financial Statements The auditors of the Borrower qualify their report on any audited consolidated financial statements of the Borrower in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

13.1.16

Conditions Precedent and Subsequent If (a) any of the conditions set out in Clause 3.1 is not satisfied by the relevant time or such other time period specified by the Agent in its discretion, or (b) any of the conditions set out in Clause 3.6 is not satisfied within thirty (30) days or such other time period specified by the Agent in its discretion; or

13.1.17

Revocation or Modification of consents etc. If any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Finance Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.18	Cessation of Business Any of the Security Parties ceases, or threatens to cease, to carry on all or a substantial part of its business; or

13.1.19

Curtailment of Business if the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

13.1.20	Reduction of Capital if the Borrower reduces its committed or subscribed capital; or

13.1.21	Notice of Termination if any Security Party (that has given a guarantee and indemnity pursuant to this Agreement) gives notice to the Agent to determine its obligations under its Guarantee; or

13.1.22	Environmental Matters

(a)	any Environmental Claim is made against a Collateral Owner or a Head Charterer or in connection with a Collateral Vessel, where such Environmental Claim has a Material Adverse Effect.

(b)	any actual Environmental Incident occurs in connection with a Collateral Vessel, where such Environmental Incident has a Material Adverse Effect; or

13.1.23

Arrest of Collateral Vessel any capture, arrest, seizure, confiscation, detention or similar proceeding is commenced against any Collateral Vessel in any jurisdiction and such Collateral Vessel is not released within thirty (30) days of such capture, arrest, seizure, confiscation, detention or similar proceedings being commenced; or

13.1.24

Loss of Property all or a substantial part of the business or assets of any Security Party is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) has or could reasonably be expected to have a Material Adverse Effect; or

13.1.25	Sanctions any Security Party, any Affiliate of any Security Party or any of their respective directors, officers, employees becomes a Restricted Party.

13.2

Acceleration If an Event of Default is continuing unremedied or unwaived the Agent may (with the consent of the Majority Lenders) and shall (at the request of the Majority Lenders) by notice to the Borrower cancel any part of the Maximum Amount not then advanced and:

13.2.1

declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent; and/or

13.2.3	declare the Commitments terminated and the Maximum Amount reduced to zero.

14	Assignment and Sub-Participation

14.1

Lenders’ rights A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch or Affiliate of that Lender or to any other Lender (or an Affiliate of another Lender) or (subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld but not to be required at any time after an Event of Default which is continuing unremedied or unwaived) to any other bank, financial institution or institutional lender, or any trust, fund or other entity which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets, and may grant sub- participations in all or any part of its Commitment provided that where any such assignment, transfer or sub-participation relates to only part of a Lender’s Commitment, (i) it shall be in an amount of no less than five million Dollars ($5,000,000) and (ii) such assignment, transfer or sub-participation of only part of a Lender’s Commitment shall not result in such Lender holding a Commitment of less than five million Dollars ($5,000,000). Where the consent of the Borrower is required, the Borrower shall be deemed to have given its consent if no express refusal is given within five (5) Business Days of its receipt of the request.

14.2

Borrower’s co-operation The Borrower will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection including, but not limited to, re-executing any Security Documents (if required); and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan and the Relevant Documents which any Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally).

14.3

Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefiting that Lender provided that an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4

Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1

to the extent that that Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2	the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3

the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender provided that the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)

the transferee has paid to the Agent for its own account a transfer fee of seven thousand five hundred Dollars ($7,500) (or, in the case of a transfer to another branch of the transferor, a transfer fee of three thousand seven hundred and fifty Dollars ($3,750)).

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower and the Lenders a copy of that Transfer Certificate.

14.5

Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7

Security over Lenders’ rights In addition to the other rights provided to Lenders under this Clause 14, each Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

14.7.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

14.7.2

in the case of any Lender which is a fund, any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:

(a)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

15	The Agent and the Lenders

15.1	Appointment

15.1.1	Each Lender appoints the Agent to act as its agent and/or security trustee under and in connection with the Finance Documents.

15.1.2

Each Lender authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.2	Authority Each Lender irrevocably authorises the Agent and the Agent hereby agrees (subject to Clauses 15.5.1, 15.24 and this Clause 15.2):

15.2.1	to execute any Finance Document (other than this Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3

acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document;

15.2.4

acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document; and

The Agent shall have no duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent (in its sole discretion), be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3

Trust The Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Agent shall be performed and exercised in accordance with this Clause 15.3. The Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as Agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1

the Agent and any attorney, agent or delegate of the Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents other than as a result of its gross negligence or wilful misconduct;

15.3.2

the other Finance Parties acknowledge that the Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement.

15.4	Required consents

15.4.1

Subject to Clause 15.5, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

15.4.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 15.

15.4.3

Without prejudice to the generality of Clause 15.14.4, the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

15.5	Exceptions

15.5.1	An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Majority Lenders”, “Maximum Amount”, “Fair Market Value” and “Proportionate Share” in Clause 1.1;

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment, an extension of the Commitment Termination Date or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.2, Clause 14, this Clause 15 or Clause 23;

(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any Guarantee;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Security Documents are distributed in accordance with Clause 10.8;

(i)

the release of any Guarantee or of any Encumbrance created or expressed to be created or evidenced by the Security Documents unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of any Encumbrance created or expressed to be created or evidenced by the Security Documents where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

(j)	the pro rata application of payments made by the Borrower under the Finance Documents or sharing of payments or Commitment reductions;

shall not be made, or given, without the prior consent of all the Lenders.

15.5.2

An amendment or waiver which relates to the rights or obligations of the Agent or the MLAs (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the MLAs.

15.6	Excluded Commitments

If:

15.6.1

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within twenty (20) Business Days of that request being made; or

15.6.2

any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in Clauses 15.5.1(b), 15.5.1(c) and 15.5.1(e)) or other or such a vote within twenty (20) Business Days of that request being made,

(unless, in either case, the Borrower and the Agent agree to a longer time period in relation to any request):

(a)

its Commitment(s) shall not be included for the purpose of calculating the aggregate of the Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of the aggregate of the Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

15.7	Replacement of Lender

15.7.1	If:

(a)	any Lender becomes a Non-Consenting Lender (as defined in Clause 15.7.4); or

(b)

the Borrower or any other Security Party becomes obliged to repay any amount in accordance with Clause 6.1 or to pay additional amounts pursuant to Clause 17.3, Clause 8.12.1 or Clause 8.6 to any Lender,

then the Borrower may, on ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 14 for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

15.7.2	The replacement of a Lender pursuant to this Clause 15.7 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)

in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than thirty (30) Business Days after the date on which that Lender is deemed a Non- Consenting Lender;

(d)	in no event shall the Lender replaced under this Clause 15.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(e)

the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 15.7.1 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

15.7.3

A Lender shall perform the checks described in Clause 15.7.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 15.7.1 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

15.7.4	In the event that:

(a)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)

Lenders whose Commitments aggregate more than ninety per cent. (90%) of the aggregate of the Commitments (or, if the aggregate of the Commitments have been reduced to zero, aggregated more than ninety per cent. (90%) of the aggregate of the Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

15.8	FATCA Mitigation

Notwithstanding any other provision to this Agreement, if a FATCA Deduction is or will be required to be made by any Party under Clause 8.15 in respect of a payment to any Lender which is a FATCA FFI (a “FATCA Non-Exempt Lender”), the FATCA Non-Exempt Lender may either:

(a)	transfer its entire interest in the Loan to a U.S. branch or affiliate; or

(b)

(subject to the prior written consent of the Borrower in the case of a transferee which is not already a Lender, such consent not to be unreasonably withheld or delayed) nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Agent and the Borrower specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan.

15.9	Disenfranchisement of Defaulting Lenders

15.9.1	For so long as a Defaulting Lender has any Commitment in ascertaining:

(a)	the Majority Lenders; or

(b)	whether:

(i)	any given percentage (including, for the avoidance of doubt, unanimity) of the aggregate of the Commitments; or

(ii)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its participation in the Loan it has failed to make available and, to the extent that that reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of (i) and (ii).

15.9.2	For the purposes of this Clause 15.9, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

15.10	Replacement of a Defaulting Lender

15.10.1

The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 14 for a purchase price in cash payable at the time of transfer which is either:

(a)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(b)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in (a).

15.10.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 15.10 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	the transfer must take place no later than thirty (30) Business Days after the notice referred to in Clause 15.10.1;

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(e)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to 15.10.1 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

15.10.3

The Defaulting Lender shall perform the checks described in Clause 15.10.2 as soon as reasonably practicable following delivery of a notice referred to in Clause 15.10.1 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

15.11

Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.12	Acknowledgement Each Lender acknowledges that:

15.12.1

it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.12.2

it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.12.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.12.4

the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.12.

15.13	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.13.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.13.2	the financial condition of any Security Party; nor

15.13.3

the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.13.4

the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.14	The Agent’s rights The Agent may:

15.14.1

assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.14.2

assume (unless it has received notice to the contrary in its capacity as Agent) that no Default has occurred unless, in the case of Clause 13.1.1 only, it, in its capacity as the Agent, has acquired actual knowledge to the contrary;

15.14.3	rely on any document or notice believed by it to be genuine;

15.14.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.14.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.14.6

refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.15	The Agent’s duties The Agent shall inform the Lenders promptly of any Event of Default under Clause 13.1.1 of which the Agent has actual knowledge.

15.16

No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default (other than a Default under Clause 13.1.1) unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.17

Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.18

Indemnity The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Share, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising from the Agent’s gross negligence or wilful misconduct.

15.19

Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.20

Distribution of payments The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.21

Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.20 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.22

Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.22 and in Clause 15.23 as the “Excess Amount”) then:

15.22.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.22.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.22.3

the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.22.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.23

Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.22 shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.22.3 shall apply only to the retained amount.

15.24

Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within five (5) Business Days of the Agent’s request (which request must be in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.24 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.24.

15.25	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.26

“Know your customer” checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.27	Resignation

15.27.1

The Agent may resign as agent and/or security trustee at any time without assigning any reason by giving to the Borrower and the Lenders notice of its intention to do so, in which event the following shall apply:

(a)

with the consent of the Borrower not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived) the Lenders may within thirty (30) days after the date of the notice from the Agent appoint a successor to act as agent and/or security trustee or, if they fail to do so with the consent of the Borrower, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived), the Agent may appoint any other bank or financial institution as its successor provided that if no successor is appointed pursuant to this Clause 15.27.1(a) the Lenders shall act as successor to the Agent and take on the roles as agent and security trustee;

(b)	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Lenders;

(c)	the Agent shall thereupon be discharged from all further obligations as agent but shall remain entitled to the benefit of the provisions of this Clause 15;

(d)

the successor of the Agent and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement; and

(e)

if no successor has been so appointed by the Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Lenders) the “Resignation Effective Date”), then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date provided that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Finance Documents, the resigning Agent shall continue to hold such collateral security until such time as they may be transferred to a successor Agent or to the Lenders (the resigning Agent and the Lenders making reasonable efforts to effect such transfer).

15.27.2

The Agent shall resign and the Majority Lenders (after consultation with the Borrower) shall appoint a successor Agent in accordance with clause 15.27 if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)

the Agent fails to respond to a request under clause 8.14 and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to clause 8.14 indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

15.28	Replacement of the Agent

15.28.1

After consultation with the Borrower, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

15.28.2

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its function as Agent under the Finance Documents.

15.28.3

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 15.28.2 but shall remain entitled to the benefit of this Clause 15 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

15.28.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

15.29

No fiduciary relationship Except as provided in Clauses 15.3 and 15.20, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

15.30

No other Duties Notwithstanding anything to the contrary hereunder, neither the Bookrunners nor the MLAs shall have any powers, duties or responsibilities under any of the Finance Documents, except in their respective capacities, as applicable, as Bookrunners or MLAs.

16	Set-Off

A Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17	Payments

17.1

Payments Each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2

No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, other than FATCA Deductions.

17.3

Grossing-up If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, other than a FATCA Deduction, or to change the rate or manner in which any required deduction or withholding is made under a Finance Documents, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4

Evidence of deductions If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5

Rebate If the Borrower pays any additional amount under Clause 8.12 or Clause 17.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Borrower, that Finance Party shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 17.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

17.6

Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on a Drawing, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7

Control Account The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.7 and those entries will, in the absence of manifest error, be conclusive and binding.

17.8	Impaired Agent

17.8.1

If, at any time, the Agent becomes an Impaired Agent, a Security Party or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 17.1 may instead either:

(a)	pay that amount direct to the required recipient(s); or

(b)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest- bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Security Party or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

17.8.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

17.8.3

A Party which has made a payment in accordance with this Clause 17.8 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

17.8.4

Promptly upon the appointment of a successor Agent in accordance with Clause 15.28, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 17.8.5) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 15.20.

17.8.5	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(a)	it has not given an instruction pursuant to Clause 17.8.4; and

(b)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

18	Notices

18.1

Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to Clause 18.6) electronic mail.

18.2

Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1

in the case of the Borrower, c/o Teekay Shipping (Canada) Ltd Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: + 1 604 681 3011) marked for the attention of Renee Eng, Treasury Manager;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1; and

18.2.3	in the case of the Agent, 200 Park Avenue, 31st Floor, New York, New York 10166-0396, United States of America (fax no: +1 212 681 3900) marked for the attention of Credit Middle Office;

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic mail, in accordance with Clause 18.6;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

18.4

Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

(a)	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrower and the relevant Finance Party:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Borrower and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrower to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

21.2

Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

21.3

Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4

Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6

Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement (other than the Indemnified Parties) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

22	Confidentiality

22.1

Confidential Information Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 22.2 and Clause 22.3, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

22.2	Disclosure of Confidential Information Any Finance Party may disclose:

22.2.1

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 22.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

22.2.2	to any person:

(a)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as agent or security trustee and, in each case, to any of that person’s Affiliates, Related Funds, Representatives, auditors and professional advisers;

(b)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person’s Affiliates, Related Funds, Representatives, auditors and professional advisers;

(c)

appointed by any Finance Party or by a person to whom Clause 22.2.2(a) or 22.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 22.2.2(a) or 22.2.2(b);

(e)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates security (or may do so) pursuant to Clause 14.7;

(h)	who is a Party; or

(i)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)

in relation to Clauses 22.2.2(a), 22.2.2(b) and 22.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)

in relation to Clause 22.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)

in relation to Clauses 22.2.2(e), 22.2.2(f) and 22.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

22.2.3

to any person appointed by that Finance Party or by a person to whom Clause 22.2.2(a) or 22.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 22.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking.

22.3	Disclosure to numbering service providers

22.3.1

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Security Parties the following information:

(a)	names of Security Parties;

(b)	country of domicile of Security Parties;

(c)	place of incorporation of Security Parties;

(d)	date of this Agreement;

(e)	Clause 23;

(f)	the names of the Agent and the MLAs;

(g)	date of each amendment and restatement of this Agreement;

(h)	amount of the Loan;

(i)	currencies of the Loan;

(j)	type of Loan;

(k)	ranking of the Loan;

(l)	Commitment Termination Date for the Loan;

(m)	changes to any of the information previously supplied pursuant to (a) to (l); and

(n)	such other information agreed between such Finance Party and that Security Party,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

22.3.2

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

22.3.3	The Borrower represents that none of the information set out in Clauses 22.3.1(a) to 22.3.1(n) is, nor will at any time be, unpublished price-sensitive information.

22.3.4	The Agent shall notify the Borrower and the other Finance Parties of:

(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or one or more Security Parties; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or one or more Security Parties by such numbering service provider.

22.4	USA Patriot Act

Each of the Finance Parties hereby notifies each Security Party that pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies each Security Party, which information includes the name and address of each Security Party and other information that will allow such Finance Party to identify such Security Party in accordance with the terms of the USA Patriot Act. As used herein, “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (as amended).

23	Law and Jurisdiction

23.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

23.2

Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

23.3

Alternative jurisdictions Nothing contained in this Clause 23 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

23.4

Waiver of objections The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 23, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

23.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

23.5.1

irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

23.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

Schedule 1

Part I: The Lenders and the Commitments

The Lenders	Commitments (US$)	The Proportionate Share (%)

DNB Capital LLC 200 Park Avenue 31st Floor New York, NY10166 United States of America Fax no. +1 212 681 4123 Attn: Sanjiv Nayar	45,000,000	13.636363636%

Nordea Bank Finland Plc, New York Branch 437 Madison Avenue 21st Floor New York, NY 10022 United States of America Fax no. +1 212 421 4420 Attn: Henning Christiansen	45,000,000	13.636363636%

Scotiabank Europe plc 201 Bishopsgate, 6th Floor London EC2M 3NS Fax no: +44 207 826 5707 Attn: Matt Tuskin/Jasper Schuring	45,000,000	13.636363636%

ABN AMRO Capital USA LLC 100 Park Avenue New York, NY 10017 United States of America Fax no.: +1 917 284 6697 Attn.: Francis Birkeland/Passchier Veefkind	45,000,000	13.636363636%

BNP Paribas 16 Boulevard de Italiens 75009 Paris France Fax no: +33 (0)1 42 98 43 55 Attn: TGMO Shipping	30,000,000	9.090909091%

Crédit Industriel et Commercial 520 Madison Avenue, 37th Floor New York, NY 10022 United States of America Fax no.: +1 212 715 4535 Attn.: Andrew McKuin/Adrienne Molloy	15,000,000	4.545454545%

Danske Bank, Norwegian Branch Søndre Gate 13-15 7466 Trondheim Norway Attn.: Einar Stavrum/Stian Hjelmland	30,000,000	9.090909091%

Sumitomo Mitsui Banking Corporation Neo Building Rue Montoyer 51, Box no 6 100 Brussels Belgium	30,000,000	9.090909091%

For credit matters:

20 rue de la Ville I’Evêque

75008 Paris

France

Attention: Touf-itri Akdime/Hélène Ly/

Gaelle Humbert

Fax No: +33 1 44 71 40 50

Email: touf-itri_akdime@fr.smbcgroup.com

helene_ly@fr.smbcgroup.com

gaelle_humbert@fr.smbcgroup.com

and

Neo Building,

Rue Montoyer 51, Box no 6

100 Brussels

Belgium

Attention: Francoise Bouchat/Nadine Boudart

Fax No: +33 2 502 07 80

Email: francoise_bouchat@be.smbcgroup.com

            Nadine_boudart@be.smbcgroup.com

For administrative matters:

European Loan Operations

Sumitomo Mitsui Banking Corporation

Europe Limited

99 Queen Victoria Street

London EC4V 4EH

Fax: + 44 207 786 1569

(fax correspondence only)

Santander Bank, N.A. 601 Penn Street Reading PA 19601 United States of America Fax no.: +1 610 208 8661 Attn.: Dan O’Connor/Angela Rabanal	15,000,000	4.545454545%

Swedbank AB (publ) Large Corporations & Institutions Loans & Syndications/Loan Agency SE-105 34 Stockholm Sweden Fax no.: +46 (0) 8 700 84 09 Email: agency@swedbank.se	30,000,000	9.090909091%

Part II: Mandated Lead Arrangers

DNB Markets, Inc.

200 Park Avenue

31st Floor

New York, NY10166

United States of America

Fax no. +1 212 681 3880

Attn: Tor Ivar Hansen

Nordea Bank Finland Plc, New York Branch

437 Madison Avenue

21st Floor

New York, NY10022

United States of America

Fax no. +1 212 421 4420

Attn: Henning Christiansen

Scotiabank Europe plc

201 Bishopsgate, 6th Floor

London EC2M 3NS

Fax No: +44 207 826 5707

Attn: Matt Tuskin/Jasper Schuring

BNP Paribas

16 Boulevard de Italiens

75009 Paris

France

Fax no: +33 (0)1 42 98 43 55

Attn: TGMO Shipping

ABN AMRO Capital USA LLC

100 Park Avenue

New York, NY10017

United States of America

Fax no: +1 917 284 6697

Attn: Francis Birkeland/Passchier Veefkind

Danske Bank A/S

Holmens Kanal 2-12

1092 Cph K

Denmark

Attn.: Einar Stavrum/Stian Hjelmland

Sumitomo Mitsui Banking Corporation

Neo Building

Rue Montoyer 51, Box no 6

100 Brussels

Belgium

Swedbank AB (publ)

Large Corporations & Institutions

Loans & Syndications/Loan Agency

SE-105 34 Stockholm

Sweden

Fax no.: +46 (0) 8 700 84 09

Email: agency@swedbank.se

Schedule 2

Conditions Precedent and Subsequent

Part I (A): Conditions precedent to First Drawdown Date

1	Security Parties

(a)

Constitutional Documents Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party (or its sole member or general partner):

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party, and ratifying or resolving that it execute those Relevant Documents;

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)

Shareholder resolutions If required by any legal advisor to the Agent, a copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party.

(e)

Officer’s certificates A certificate of a duly authorised officer or representative of each Security Party certifying that each copy document relating to it specified in this Part 1(A) of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors and officers of that Security Party (or its sole member or general partner) and the proportion of shares held by each shareholder.

(f)

Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2	Security and related documents

(a)	Vessel Documents In respect of each Collateral Vessel photocopies, certified as true, accurate and complete by a duly authorised representative of the relevant Collateral Owner, of:

(i)	any Charters;

(ii)	any Management Agreements;

(iii)	evidence of the Collateral Vessels’ current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990 (if applicable);

(iv)	each Collateral Vessel’s current SMC; and

(v)	each Collateral Vessel’s current ISSC;

(in each case with all addenda, amendments and supplements).

(b)

Evidence of Collateral Owners’ title Evidence that on the First Drawdown Date (i) each Collateral Vessel is registered under its current flag in the ownership of the relevant Collateral Owner and (ii) the Mortgages are registered against the relevant Collateral Vessels with first priority.

(c)

Evidence of insurance Evidence that each Collateral Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with an insurance report by an insurance adviser appointed by the Agent, in form and substance satisfactory to the Agent.

(d)

Confirmation of class Certificates of Confirmation of Class for hull and machinery confirming that each Collateral Vessel is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society free of material overdue recommendations affecting class.

(e)

Security Documents The Security Documents, together with all other documents required by any of them, including, without limitation, (i) all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients and (ii) all share certificates, certified copy share registers or registers of members, transfer forms, proxy forms, letters of resignation and letters of undertaking.

(f)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I(A) of Schedule 2.

(g)

Managers’ confirmation The written confirmation of any Approved Managers which are not members of the Group or the Teekay Group that, throughout the Facility Period unless otherwise agreed by the Agent, it will remain the commercial and technical managers of the Collateral Vessels and confirming that, following the occurrence of an Event of Default, all claims of such Approved Managers, against a Collateral Owner shall be subordinated to the claims of the Finance Parties under the Finance Documents.

3	Legal opinions

Confirmation satisfactory to the Agent that legal opinions substantially in the form provided to the Agent prior to the First Drawdown Date will be given promptly following the First Drawdown Date, namely:

(a)	a legal opinion on matters of English law of Stephenson Harwood LLP;

(b)	a legal opinion on matters of Bahamas law of Lennox Patton;

(c)	a legal opinion on matters of Marshall Islands law of Watson, Farley & Williams LLP, New York;

(d)	a legal opinion on matters of Singapore law from Virtus Law LLP; and

(e)	a legal opinion on matters of Norwegian law from Wikborg Rein.

4	Other documents and evidence

(a)	Process agent Evidence that any process agent referred to in Clause 23.5 and any process agent appointed under any other Finance Document has accepted its appointment.

(b)

Other authorisations A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(c)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 and Clause 9 have been paid or will be paid by the Execution Date.

(d)

“Know your customer” documents Such documentation and other evidence in respect of the Security Parties as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(e)	Drawdown Notice A duly completed Drawdown Notice.

(f)

Existing Loan Agreements Evidence satisfactory to the Agent that on or by the First Drawdown Date, the Borrower has repaid or shall repay the Existing Loans in full together with accrued interest and all other amounts accrued or outstanding under the Existing Loan Agreements and that any Security Documents (as defined in the Existing Loan Agreements) and any Encumbrance securing either of the Existing Loans or the obligations under either of the Existing Loans will have been released and discharged.

Part I (B): Conditions precedent to subsequent Drawdown Dates

1	Drawdown Notice A Drawdown Notice for the relevant Drawing.

2	Other Documents Any documents and evidence under Part I (A) to the extent not already provided to the Agent.

Part II: Conditions subsequent to the First Drawdown Date

1

Acknowledgements of notices If it is not possible to deliver the same before the First Drawdown Date, acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents.

2

Companies Act registrations If it is not possible to deliver the same before the First Drawdown Date, evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies of England and Wales within the statutory time limit.

3

Quiet Enjoyment Letters Original of any relevant Quiet Enjoyment Letters, duly executed, together with such evidence of the authority of the signatory of the relevant Sub-Charterer to sign the Quiet Enjoyment Letters as the Agent may reasonably require.

4

Sub-Charterer’s Subordination Original of the written confirmation of the Sub-Charterer that (i) all its rights under each Sub-Charter shall, subject to the conditions of the relevant Quiet Enjoyment Letters, when and as long as such Quiet Enjoyment Letters are in force, in all respects be subordinated to the relevant Mortgage and (ii) undertaking for the duration of the Sub-Charters to perform all of the relevant Collateral Owner’s obligations under contained in clause 5 (Insurances) and clause 6 (Operation and Maintenance) of the relevant Deeds of Covenant.

Schedule 3

Form of Drawdown Notice

To:	DNB Bank ASA, New York Branch

From:	Teekay Offshore Partners L.P.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated                      2014 made between, amongst others,

ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance a Drawing in the sum of [

                                              ] to us on                     2014, which is a Business Day, by paying the amount of the Drawing to [     ].

We warrant that the representations and warranties contained in Clause 11 of the Agreement save those contained in Clauses 11.2, 11.6 and 11.22 are true and correct at the date of this Drawdown Notice and will be true and correct on                2014, that no Default has occurred and is continuing unremedied or unwaived, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [     ] months as the Interest Period in respect of the said Drawing.

Yours faithfully

For and on behalf of

Teekay Offshore Partners L.P.

Schedule 4

Form of Transfer Certificate

To:	DNB Bank ASA, New York Branch

Transfer Certificate

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Loan Agreement”) dated [                     ] 2014, on the terms and subject to the conditions of which a secured revolving credit facility was made available to Teekay Offshore Partners L.P., by a syndicate of banks on whose behalf you act as agent and security trustee.

1

Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2

requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3

The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6

Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7

The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8

The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2

support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.

The Schedule

13	Transferor:

14	Transferee:

15	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

16	Transferor’s Commitment:

17	Amount transferred:

18	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

DNB Bank ASA, New York Branch as Agent

By:

Date:

Schedule 5

Form of Compliance Certificate

To:	DNB Bank ASA, New York Branch

From:	Teekay Offshore Partners L.P.

Date:	[•]

Dear Sirs,

We refer to an agreement (the “Agreement”) dated [                     ] 2014 and made between (inter alia) (1) Teekay Offshore Partners L.P. as borrower and (2) yourselves as agent (as from time to time amended, varied, novated or supplemented).

Terms defined or construed in the Agreement have the same meanings and constructions in this Certificate.

We attach the relevant calculation details applicable on the last day of our financial [year][quarter] ending [•] (the “Relevant Period”) which confirm that:

1

Free Liquidity together with undrawn committed revolving credit lines available to be drawn by members of the Group (including under the Agreement but excluding undrawn committed revolving credit lines with less than six (6) months to maturity) was at all times [equal to or greater than] [fell below] seventy five million Dollars ($75,000,000). Therefore the condition contained in Clause 12.2.1 of the Agreement [has] [has not] been complied with in respect of the Relevant Period.

2

The aggregate of Free Liquidity and undrawn committed revolving credit lines available to be drawn by members of the Group (including under the Agreement, but excluding undrawn committed revolving credit lines with less than six (6) months to maturity) was at all times [equal to or greater than] [fell below] five per cent (5%) of the Total Debt of the Group. Therefore the condition contained in Clause 12.2.2 of the Agreement [has] [has not] been complied with in respect of the Relevant Period.

3

The aggregate of the Fair Market Value of the Collateral Vessels is [•] and the value of any additional security previously provided under Clause 10.9 of the Agreement is [•] which in aggregate is not less than 125% of the Loan outstanding in respect of the Relevant Period. Therefore, the requirements of Clause 10.9 of the Agreement have been complied with in respect of the Relevant Period.

The Fair Market Value of each Collateral Vessel is as follows at [date]:

Name of Collateral Vessel	Name of first shipbroker providing valuation	Name of second shipbroker providing valuation	Name of third shipbroker providing valuation (if applicable)	Average market value
[•]	[•]	[•]	[•]	[•]

Signed:
Duly authorised representative of
Teekay Offshore Partners L.P.

Schedule 6

The Collateral Vessels

Vessel	Type	Flag	Owner	Charter(s) (where relevant)	Relevant Percentage
Fuji Spirit	Conventional Tanker	Bahamas	TNOL	Time charter dated 29 September 2006 made between TNOL as owner and Teekay Chartering Limited as charterer.	3.98%

Kilimanjaro Spirit	Conventional Tanker	Bahamas	TNOL	Time charter dated 1 October 2006 made between TNOL as owner and Teekay Chartering Limited as charterer.	4.75%

Navion Marita	Shuttle Tanker	Bahamas	TNOL		5.74%

Navion Svenita	Shuttle Tanker	Bahamas	TNOL		4.34%

Navion Stavanger	Shuttle Tanker	Bahamas	TNOL

(i)     Bareboat charter dated 16 January 2006 made between Navion Stavanger L.L.C. as owner and TKN as charterer as novated pursuant to a novation agreement dated 2 October 2006 made between Navion Stavanger L.L.C. as original owner, TNOL as now owner and TKN as charter; and

(ii)    Bareboat charter dated 16 January 2006 granted by TKN as charterer in favour of Fronape International Company (“FIC”) of the Cayman Islands and Transpetro as original bareboat charterers as novated pursuant to a novation agreement dated as of 1 January 2013 entered into between TKN as charterer, FIC and Transpetro as original bareboat charterers and Transpetro and FICBV as new bareboat charterers.

					10.81%

Nordic Brasilia	Shuttle Tanker	Bahamas	TNOL	12.00%

Nordic Spirit	Shuttle Tanker	Bahamas	TNOL

(i)     Bareboat charter dated 20 December 2002 made between Nordic Spirit L.L.C. as owner and UNS as charterer as novated pursuant to a novation agreement dated 2 October 2006 made between Nordic Spirit L.L.C. as original owner, TNOL as new owner and UNS as charterer; and

(ii)    Bareboat charter dated 5 August 2002 granted by UNS as charterer in favour of FIC and Transpetro as original bareboat charterers as novated pursuant to a novation agreement dated as of 1 January 2013 entered into between UNS as charterer, FIC and Transpetro as original charterers and Transpetro and FICBV as new bareboat charterers;

				9.27%

Petroatlantic	Shuttle Tanker	Bahamas	TNOL	8.37%

Petronordic	Shuttle Tanker	Bahamas	TNOL	7.64%

Navion Britannia*	Shuttle Tanker	Bahamas	NOL	5.61%

Navion Scandia*	Shuttle Tanker	Bahamas	NOL	5.61%

Navion Hispania*	Shuttle Tanker	Bahamas	NOL	6.42%

Navion Oceania*	Shuttle Tanker	Bahamas	NOL	6.42%

Navion Anglia*	Shuttle Tanker	Bahamas	NOL	6.42%

Navion Saga	FSO	Bahamas	NOL	2.62%

*	Collateral Vessels to be transferred from NOL to TNOL on or around 1 January 2015.

Schedule 7

The Collateral Owners

Name	Registered Office Address

Teekay Navion Offshore Loading Pte. Ltd.	AXA Tower
8 Shenton Way #41-01
Singapore 068811

Navion Offshore Loading AS	Verven 4
N-4014 Stavanger
Norway

In witness of which the parties to this Agreement have executed this Agreement the day and year first before written.

Signed by	Patrick Smith	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)	Patrick Smith
Teekay Offshore Partners L.P.		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
DNB Bank ASA, New York Branch		)	David Metzger
(as Agent)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
DNB Capital LLC		)	David Metzger
(as a Lender)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Nordea Bank Finland Plc, New York Branch		)	David Metzger
(as a Lender)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)	David Metzger
Scotiabank Europe plc		)
(as a Lender)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
BNP Paribas		)	David Metzger
(as a Lender)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Credit Industriel et Commercial		)	David Metzger
(as a Lender)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Danske Bank, Norwegian Branch		)	David Metzger
(as a Lender)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Sumitomo Mitsui Banking Corporation		)	David Metzger
(as a Lender)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
ABN AMRO Capital USA LLC		)	David Metzger
(as a Lender)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DANIEL O’CONNOR	)
as duly authorized	Managing Director	)
for and on behalf of		)
Santander Bank, N.A.		)	Authorized Officer: Daniel O’Connor
(as a Lender)		)	Title: Managing Director
in the presence of:	/s/ DANIEL RUSSELL	)
DANIEL RUSSELL
SANTANDER BANK 75 STATE STREET BOSTON, MA 02109

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Swedbank AB (publ))			David Metzger
(as a Lender)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
DNB Markets, Inc.		)	David Metzger
(as an MLA)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Nordea Bank Finland Plc, New York Branch		)	David Metzger
(as an MLA)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Scotiabank Europe plc		)	David Metzger
(as an MLA)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
BNP Paribas		)	David Metzger
(as an MLA)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
ABN AMRO Capital USA LLC		)	David Metzger
(as an MLA)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Danske Bank A/S		)	David Metzger
(as an MLA)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Sumitomo Mitsui Banking Corporation		)	David Metzger
(as an MLA)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Swedbank AB (publ))			David Metzger
(as an MLA)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
DNB Markets, Inc.		)	David Metzger
(as Bookrunner)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH

Signed by	DAVID METZGER	)
as duly authorized	Attorney-in-Fact	)
for and on behalf of		)
Nordea Bank Finland Plc, New York Branch		)	David Metzger
(as Bookrunner)		)
in the presence of:	/s/ ROSY CHAN	)
ROSY CHAN
STEPHENSON HARWOOD LLP 1 FINSBURY CIRCUS LONDON EC2M 7SH